EXHIBIT 10.8

PLACEMENT AGENCY AGREEMENT

BETWEEN THE COMPANY AND MERRIMAN CAPITAL INC.

August 6, 2012

PERSONAL & CONFIDENTIAL

Mr. Barry Sanders

Chief Executive Officer

EuroSite Power Inc.

45 First Avenue

Waltham, MA 02451

Dear Barry:

Merriman Capital, Inc. (“Merriman”) is pleased to present you with this proposal to assist you in your efforts to obtain private financing for EuroSite Power Inc. (the “Company”). We would be pleased to work with you in meeting potential investors (the “Investors”) who may have an interest in financing the Company (the “Transaction”). The purpose of this letter is to memorialize the terms of our relationship.

The Company agrees that if Merriman closes a Transaction with one or more Investors during the term of this agreement, then, at the closing, Merriman will be paid as follows:

a)	Cash equal to six and one half percent (6.5%) of the total amount of capital received by the Company at the time the Transaction closes.

b)	Warrants to purchase shares of the Company’s common stock issued in any placement of equity securities. The number of warrants to be issued shall equal six and one half percent (6.5%) of the number of shares of the Company’s capital stock purchased by the Investors introduced by Merriman in any equity financing. The warrant will be exercisable at a price per share of common stock equal to the price per share at which the Investors paid for such capital stock, adjusted for conversion, stock splits, or other adjustments. The warrant will also include registration rights and will have a term of one year from the transaction closing date.

Due to a preexisting relationship, the potential investors listed in Exhibit 1 are exempt from the terms of this letter agreement.

While we are not asking to represent the Company on an exclusive basis, we do expect fee protection on anyone we approach on the Company’s behalf. Furthermore, we are not asking for a front-end retainer of any type. Our compensation is strictly performance-based and is to be paid at the closing of a Transaction with Investors. In addition, the Company agrees to reimburse our out-of-pocket expenses as they relate to our engagement as described in this agreement. Merriman agrees that aggregate expenses under this agreement shall not exceed $50,000, and that permission will be requested from the Company for individual expense items in excess of $5,000.

The engagement shall commence on the date first set forth above, and shall continue until the completion of the Transaction but no later than August 31, 2012. The Company will have the right to terminate this Agreement at any time and for any reason prior to August 31, 2012.

It is expressly understood and acknowledged that Merriman's relationship with you under the terms of this letter does not constitute any commitment, express or implied, on the part of Merriman or any of its affiliates to purchase or place the Company's securities or to provide any type of financing and that this engagement will be conducted by Merriman on a “best efforts” basis.

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The Company agrees to indemnify Merriman, its shareholders, employees and agents it may utilize in performance of this engagement (“Indemnified Parties”) against any liability, claim or damage, asserted by third parties arising out of or in connection with acts, errors, or omissions of the Company under this agreement and for Merriman’s performance of its duties under this engagement except those arising from Merriman’s bad faith, willful misconduct or gross negligence. The Company agrees to pay or reimburse each Indemnified Party for all reasonable, documented expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the defense of any pending or threatened claim or any action or proceeding arising therefrom in which such Indemnified Party is or is threatened to be made a party. To the extent this indemnity is unenforceable or unavailable for any reason, the Company and Merriman will contribute to any liability, claims or damage asserted by third parties and related expenses, described above in this paragraph, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its shareholders, on the one hand, and Merriman, on the other, or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not just those relative benefits, but also the relative fault of the Company and Merriman (giving due regard to, among other things, the information supplied by each and their relative intent, knowledge, access to information and opportunity to correct or prevent misstatements or omissions). In any event, to the extent permitted by law, the Indemnified Parties’ share of any losses or damages shall not exceed the amount of the fee actually paid to Merriman by the Company.

This agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely within the State of California, without giving effect to the principles of conflicts of laws.

If the terms set forth in this letter are in accordance with your understanding of our agreement, please sign the enclosed copy of this letter and return it to Merriman. We look forward to working with you.

Very truly yours,

/s/ Spencer Grimes
Spencer Grimes
Managing Director

Agreed To and Accepted By:

/s/ Barry J. Sanders	Date: August 6, 2012
Barry Sanders
Chief Executive Officer
EuroSite Power Inc.

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